EXHIBIT 12


                OCCIDENTAL PETROLEUM CORPORATION AND SUBSIDIARIES
       COMPUTATION OF TOTAL ENTERPRISE RATIOS OF EARNINGS TO FIXED CHARGES
                      (Amounts in millions, except ratios)

                                              Three Months Ended
                                                        March 31                                      Year Ended December 31
                                             -------------------     -------------------------------------------------------
                                                2002        2001        2001        2000        1999        1998        1997
----------------------------------------     -------     -------     -------     -------     -------     -------     -------
Income from continuing
     operations(a)                           $   183     $   567     $ 1,418     $ 1,785     $   699     $   400     $   245
                                             -------     -------     -------     -------     -------     -------     -------
Add:
     Provision for taxes on
          income (other than foreign
          and gas taxes)                          52         194         172         871         306         204          47
     Interest and debt expense(b)                 77         122         111         540         515         576         446
     Portion of lease rentals
          representative of the interest
          factor                                   7           1           7           6          31          36          39
                                             -------     -------     -------     -------     -------     -------     -------
                                                 136         317         590       1,417         852         816         532
                                             -------     -------     -------     -------     -------     -------     -------
Earnings before fixed charges                $   319     $   884     $ 2,008     $ 3,202     $ 1,551     $ 1,216     $   777
                                             =======     =======     =======     =======     =======     =======     =======
Fixed charges
     Interest and debt expense
          including capitalized
          interest(b)                        $    79     $   123     $   417     $   543     $   522     $   594     $   462
     Portion of lease rentals
          representative of the interest
          factor                                   7           1           7           6          31          36          39
                                             -------     -------     -------     -------     -------     -------     -------
     Total fixed charges                     $    86     $   124     $   424     $   549     $   553     $   630     $   501
                                             =======     =======     =======     =======     =======     =======     =======
Ratio of earnings to fixed charges              3.71        7.13        4.74        5.83        2.80        1.93        1.55
----------------------------------------     =======     =======     =======     =======     =======     =======     =======

(a) Includes (1) minority interest in net income of majority-owned subsidiaries having fixed charges and (2) income from less-than-50-percent-owned equity investments adjusted to reflect only dividends received.
(b) Includes proportionate share of interest and debt expense of 50-percent-owned equity investments.